Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-4 of our report dated November 10, 2020 (which includes an explanatory paragraph relating to Ufin Tek Limited’s ability to continue as a going concern), relating to the balance sheet of Ufin Tek Limited as of November 6, 2020, and the related statements of operations, changes in shareholders’ deficit and cash flows for the period from October 28, 2020 (inception) through November 6, 2020, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the proxy statement/prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
November 10, 2020